Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACTS	MEDIA CONTACT
Christopher W. Wolf	Rachel Keener
Executive Vice President and Chief Financial Officer	Corporate Communications Manager
(727) 579-5218	(727) 579-5224

Joanne Freiberger
Vice President, Finance
(727) 579-5116

CATALINA MARKETING ANNOUNCES
AGREEMENT TO SELL ITS CARD AND DATA-ENTRY SERVICES BUSINESS

ST. PETERSBURG, Fla., March 12 — Catalina Marketing Corporation (NYSE: POS) today announced plans to sell its card and data-entry services business located in Farmingdale, New Jersey to Capture Resource, Inc., a leading provider of data capture, transaction based processing and business process outsourcing.

Capture Resource currently provides 99 percent of the data-entry services performed by this division. As part of the agreement, Capture Resource will absorb the card and data-entry employees and the facility located in Farmingdale, New Jersey.

“Capture Resource has a long-standing and successful working relationship with Catalina Marketing,” said Debbie Booth, Catalina Marketing’s senior vice president of operations. “We are pleased that Capture Resource is encompassing this part of our business, and are confident that it is the best business solution for all involved.”

Catalina Marketing’s card and data-entry services business provides application and data processing, card production and fulfillment services related to loyalty card programs for retailers. The decision to divest this business is part of the company’s previously announced strategy to focus on proprietary applications at the point of sale.

Based in St. Petersburg, Fla., Catalina Marketing Corporation (www.catalinamarketing.com) was founded 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior- based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct to patient information. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, are never sold or given to any outside party without the express permission of the consumer.

Capture Resource is a leading provider of innovative input management solutions including high volume mail processing, high speed forms and document scanning, automated data capture, and domestic and offshore manual data capture. Capture Resource draws upon these service competencies and a forward thinking approach to technology while utilizing state-of-the-art tools to provide client solutions that are both customized and efficient. Capture Resource currently processes more than 100,000,000 transactions annually through nine integrated processing centers worldwide. Additional information is available at www.captureresource.com.

Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers for the issuance of certain product coupons and other promotions, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network, the policies and programs of the company’s retail partners, the success of new services and businesses and the pace of their implementation, and the company’s ability to maintain favorable client relationships.

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